UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

Oshkosh Corporation
(Name of Registrant as Specified in its Charter)

_________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.
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        On or about January 13, 2009, Oshkosh Corporation (the “Company”) commenced mailing a letter (the “Letter”) to certain shareholders whose proxy for the Company’s annual meeting of shareholders to be held February 3, 2009 (the “Annual Meeting”) the Company had not received requesting that such shareholders vote by telephone, via the Internet or by returning a proxy card. The Letter contains statements that may be deemed proxy soliciting materials for purposes of Regulation 14A under the Securities Exchange Act of 1934 in connection with the Annual Meeting. The contents of the Letter are set forth in their entirety below.

January 13, 2009

Dear Oshkosh Shareholder:

We have previously sent to you proxy material for the Annual Meeting of Shareholders of Oshkosh Corporation, to be held on February 3, 2009. Your Board of Directors recommends that shareholders vote FOR Proposals 1, 2 and 3, and AGAINST Proposal 4.

Your vote is important, no matter how many or how few shares you may own. Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card or voting instruction form in the envelope provided.

If you have already voted your shares by telephone, via the Internet or by returning a proxy, then we thank you for taking the time to submit your vote and you may disregard this letter.

Very truly yours,

/s/ Robert G. Bohn

Robert G. Bohn
Chairman and Chief Executive Officer

IMPORTANT - TIME IS SHORT!

You can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed proxy card or voting instruction form.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.